SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Dec. 5, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03140	NORTHERN STATES POWER COMPANY	39-0508315
(a Wisconsin corporation)
1414 W. Hamilton Avenue
Eau Claire, Wisconsin 54701
(715) 737-2625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 31, 2013, Northern States Power Company (NSP-Wisconsin), a Wisconsin corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Public Service Commission of Wisconsin (PSCW) to increase rates for electric and natural gas service effective Jan. 1, 2014. NSP-Wisconsin requested an overall increase in annual electric rates of $40.0 million, or 6.5 percent and an increase in natural gas rates of $4.7 million, or 3.8 percent. The electric rate increase includes a $4.5 million adjustment related to proceeds from a nuclear settlement agreement with the Department of Energy (DOE).

The rate filing is based on a 2014 forecast test year, a return on equity (ROE) of 10.4 percent, an equity ratio of 52.5 percent, and a forecasted average net investment rate base of approximately $895.3 million for the electric utility and $89.8 million for the natural gas utility.

On Oct. 4, 2013, the PSCW Staff filed their direct testimony and recommended an electric rate increase of $23.8 million, or 3.8 percent, and a natural gas rate decrease of $1.1 million, or 0.9 percent. PSCW Staff’s recommendations were based on a 10.2 percent ROE and a 52.5 percent equity ratio.

On Oct. 18, 2013, NSP-Wisconsin filed rebuttal testimony, revising the requested electric rate increase to $34.3 million and natural gas rate increase to zero, based on a 10.4 percent ROE and other adjustments.

On Dec. 5, 2013, the PSCW approved an electric rate increase of approximately $19.5 million or 3.1 percent based on a 10.2 percent ROE and an equity ratio of 52.5 percent. The PSCW also approved cost deferrals of $4.1 million for interchange agreement amounts from NSP-Minnesota related to the Monticello Extended Power Uprate (EPU) project until the Minnesota Public Utilities Commission completes its prudence review of that project.

The PSCW made no change in rates for NSP-Wisconsin’s natural gas utility. The PSCW determined the natural gas utility was in a revenue surplus position for 2014 of approximately $1.1 million.  However, rather than reducing current natural gas rates, the PSCW adopted NSP-Wisconsin’s proposal to leave rates unchanged and use the revenue surplus to increase funding for the environmental clean-up of the Ashland site.

The table below outlines the PSCW's approval of electric rates and the estimated impact on pre-tax income:

(Millions of Dollars)	Electric PSCW Approval
Unadjusted rate request	$44.5
DOE settlement proceeds	(4.5)
Original rate request, May 31, 2013	40.0
Rebuttal testimony adjustments:
DOE settlement proceeds	(1.7)
Sales forecast, uncontested updates and other	(4.0)
Revised rate request, Oct. 18, 2013	34.3
Electric fuel and purchased power	(2.4)
Sales forecast	(3.1)
Incentive compensation and merit pay	(3.0)
ROE	(1.6)
Estimated impact of cost deferrals (Monticello EPU)	(4.1)
Other, net	(0.6)
Approved rate increase, Dec. 5, 2013	19.5
Estimated impact of cost deferrals (Monticello EPU)	4.1
Recognition of DOE settlement proceeds	6.2
Estimated impact on pre-tax income	$29.8

NSP-Wisconsin anticipates a final written order later this month, with new rates effective Jan. 1, 2014.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Wisconsin have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy and NSP-Wisconsin in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and NSP-Wisconsin’s Annual Reports on Form 10-K for the year ended Dec. 31, 2012 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and Sept. 30, 2013 and NSP-Wisconsin’s Quarterly Report on Form 10-Q/A for the quarter ended Sept. 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dec. 12, 2013	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Wisconsin corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer